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                      [Letterhead of Universal Corporation]

                                                                     Exhibit 5.2

                                                              February 8, 2000



Universal Corporation
1501 North Hamilton Street
Richmond, VA  23230

Dear Sirs:

                  In connection with remaining  $100,000,000 principal amount of debt securities of Universal Corporation, a Virginia corporation (the "Company") originally registered under the Securities Act of 1933 (the "Act") on registration statement number 33-65079, as amended (the "Original Registration Statement"), and the related registration under the Act of an additional $20,000,000 principal amount of debt securities (collectively, the "Securities") pursuant to Rule 462(b) of the General Rules and Regulations under the Act (the "Rule 462(b) Registration Statement", and together with the Original
Registration Statement, the "Registration Statements"), I, as Assistant Secretary of the Company have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I am of the opinion that:

(1) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to issue and sell the Securities as contemplated in the Registration Statements; and

(2) when the Rule 462(b) Registration Statement has become effective under the Act and the terms of the Securities and their issuance and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statements, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
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Universal Corporation                                                        -2-

                  The   foregoing   opinion  is  limited  to  the  laws  of  the
Commonwealth of Virginia, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

                  I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which I have not independently verified.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to me under the heading "Validity of the Notes" in the Prospectus Supplement.

                                                Very truly yours,

                                                /s/  George C. Freeman, III
                                                ---------------------------
                                                George C. Freeman, III